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[CAPTION]

                          TELSCAPE INTERNATIONAL, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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
                                              Three Months Ended   Three Months Ended   Nine Months Ended   Nine Months Ended
                                              September 30, 1997   September 30, 1996   September 30, 1997  September 30, 1996
PRIMARY EARNINGS PER SHARE:

Weighted Average Common Shares Outstanding         3,868,724            3,646,255            3,904,574           2,747,974

Plus: Common stock equivalents assumed to be       2,068,048               91,867            2,018,680              91,866
exercised into common stock
Less: Treasury shares assumed to be repurchased     (773,888)             (14,728)            (773,888)            (16,973)
with the proceeds from exercise  (2)
Plus: Convertible debt assumed to be converted       333,000                                   111,000
into common stock

Weighted Average Common and Common                 5,495,884            3,723,394            5,260,367           2,822,867
Equivalent Shares outstanding

Net income (loss) for the period                 $ 1,202,148          $  (325,564)         $ 1,416,045        $   (686,692)
Interest on convertible notes                    $    21,128          $      -             $    21,128        $       -
Interest savings on excess proceeds from         $   142,728 (2)                   (2)     $   295,326 (2)                  (2)
option and warrant conversion
Net income (loss) as adjusted                    $ 1,366,004          $  (325,564)         $ 1,732,499        $   (686,692)

Net income (loss) per share                      $      0.25          $     (0.09)         $      0.33        $      (0.24)

FULLY DILUTED EARNINGS PER SHARE: (1)

Weighted Average Common Shares Outstanding         3,868,724                                 3,904,574

Plus: Options and warrants assumed to be           4,763,048                                 4,646,892
exercised into common stock

Less: Treasury shares assumed to be repurchased (2) (773,888)                                 (773,888)
with the proceeds from exercise

Plus: Convertible debt assumed to be converted       333,000                                   111,000
into common shares

Weighted Average Shares Utilized in Fully Diluted  8,190,884                                 7,888,578
Earnings Per Share

Net income for the period                        $ 1,202,148                               $ 1,416,045
Interest on convertible notes                    $    21,128                               $    21,128

Interest savings on excess proceeds from         $   149,267 (2)                           $   379,194 (2)
option and warrant conversion
Net income as adjusted                           $ 1,372,543                               $ 1,816,367

Net income per share                             $      0.17                               $      0.23
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(1)  Fully diluted earnings per share for 1996 are not provided as they were anti-dilutive.
(2)  As the Company's options and warrants exceed 20% of the common shares outstanding at period end, the number of shares assumed to be repurchased under the treasury stock method is limited to the 20% amount.  Excess proceeds realized from the assumed exercise of these options and warrants is assumed to be utilized to retire outstanding debt or to be invested in
     U.S. Government securities.

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